               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    This discussion and analysis relates to the accompanying consolidated financial statements of Consolidated Edison, Inc. (Con Edison) and should be read in conjunction with the consolidated financial statements and the notes thereto.

CON EDISON'S BUSINESS

    Con Edison is a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Con Edison's core business is energy distribution and it is also pursuing related growth opportunities in competitive businesses.

    Con Edison's principal subsidiary is Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility which provides electric service to over three million customers and gas service to over a million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

    Orange and Rockland Utilities, Inc. (O&R) is also a regulated utility subsidiary of Con Edison. O&R, along with its regulated utility subsidiaries, provides electric service to over 275,000 customers and gas service to over 100,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

    In October 1999, Con Edison agreed to acquire Northeast Utilities (Northeast), which, through its three regulated utility subsidiaries, provides electric service to over 1.7 million customers in Connecticut, New Hampshire and western Massachusetts and, following completion of its acquisition of Yankee
Energy System, Inc., will provide gas service to over 185,000 customers in Connecticut.

SIGNIFICANT DEVELOPMENTS

    Several significant developments in 1999 materially affected Con Edison's financial condition and results of operations. In July 1999 Con Edison completed its $791.5 million acquisition of O&R. See Note K to the financial statements. In June and August 1999, Con Edison of New York completed the sales of almost 6,300 Megawatts (MW) of its approximately 8,300 MW electric generating capacity, for a total of $1.8 billion. See Note I to the financial statements. During 1999, Con Edison substantially completed its $1 billion common stock repurchase program. See "Liquidity and Capital Resources--Stock Repurchases," below.

    Significant developments are also expected in 2000, including the completion of the acquisition of Northeast for an estimated aggregate price of not more than $3.8 billion and additional purchases of common stock under a $300 million expansion of the repurchase program. See "Liquidity and Capital Resources--Northeast Utilities Merger and Stock Repurchases," below. The company has also announced that it will conduct an auction for the possible sale of the Indian Point 2 nuclear generating unit. See "Nuclear Generation," below.

LIQUIDITY AND CAPITAL RESOURCES

CASH AND SHORT-TERM BORROWING

    Cash and temporary cash investments and commercial paper outstanding at December 31, 1999 and 1998 were:

                                                                 1999          1998
                                                               --------      --------
                                                                (MILLION OF DOLLARS)
Cash and temporary cash investments......................       $485.1        $102.3
Commercial paper.........................................       $495.4            --

    The 1999 amounts reflect short-term borrowing in December 1999 in anticipation of January 2000 cash requirements. Con Edison's cash requirements are subject to substantial fluctuations due to seasonal variations in cash flow and generally peak in January and July of each year when semi-annual payments of New York City property taxes are due.

    Con Edison's average daily commercial paper outstanding in 1999 was $125 million compared to $35 million in 1998. The weighted average interest rate was approximately 5.0 percent in 1999 compared to approximately 5.6 percent in 1998. The increased commercial paper issuance during 1999 reflects temporary short-term borrowing to complete the O&R acquisition and to continue the common stock repurchase program. This borrowing was repaid with cash proceeds from the generation divestiture. The increased borrowing also reflects Con Edison's plan to maintain commercial paper as a cost-effective component of its capital structure.

    For additional information about Con Edison's commercial paper programs, see Note C to the financial statements.

CASH FLOWS FROM OPERATIONS

    Net cash flows from operating activities for years 1997 through 1999 were as follows:

                                                        1999       1998       1997
                                                      --------   --------   --------
                                                          (MILLIONS OF DOLLARS)
Net cash flows from operating activities............   $1,205     $1,390     $1,286
Common stock dividends..............................     (477)      (493)      (494)
                                                       ------     ------     ------
Net cash flows......................................   $  728     $  897     $  792

    Net cash flows from operations in 1999 were lower than in 1998 due to higher capacity charges and other cash flow effects of the generation divestiture. Net cash flows in 1998 were higher than in 1997 due principally to higher electric sales revenue from warmer than normal summer weather and an improved New York City economy.

    Customer accounts receivable, less allowance for uncollectible accounts, increased at December 31, 1999 compared to December 31, 1998, primarily because of Con Edison's acquisition of O&R and increased sales by Con Edison's unregulated subsidiaries. See "Unregulated Subsidiaries," below. For Con Edison of New York, the equivalent number of days of revenue outstanding (ENDRO) of customer accounts receivable was 28.8 days at December 31, 1999, compared with
28.0 days at December 31, 1998. For O&R, the ENDRO was 40.4 days at December 31, 1999.

    Net utility plant decreased at December 31, 1999 compared to December 31, 1998 reflecting the net effect of generation divestiture and the acquisition of O&R. Accounts payable was higher at December 31, 1999 primarily because of increased purchased power billings and the acquisition of O&R. Other receivables were higher at December 31, 1999 primarily because of the acquisition of O&R. Materials and supplies decreased at December 31, 1999 reflecting the sale of inventory along with the generating plants.

    Prepayments at December 31, 1999 reflect cumulative credits to pension expense of $116.0 million compared with $62.0 million at December 31, 1998, resulting primarily from the amortization of past investment gains. See Note D to the financial statements.

    For information about regulatory assets and liabilities, see Note J to the financial statements.

CAPITAL RESOURCES

    Con Edison expects to finance its operations, capital requirements (other than those relating to its pending acquisition of Northeast) and the payment of dividends to its shareholders primarily from dividends and other distributions it receives from its subsidiaries and through external borrowings, including commercial paper. For information about restrictions on the payment of dividends by Con Edison of New York, see Note B to the financial statements. For information about Con Edison's capital requirements relating to its pending acquisition of Northeast, see "Northeast Utilities Merger," below.

    In February 2000 Con Edison of New York and O&R requested the New York State Public Service Commission (PSC) to authorize additional long-term debt issuances of up to $1.5 billion and $150 million, respectively, prior to 2003. The PSC has already authorized Con Edison of New York to issue securities for the refunding of its outstanding debt and preferred stock from time to time prior to the year 2003. O&R has requested similar authorization to refund its outstanding debt securities.

    Con Edison's ratio of earnings to fixed charges for 1999, 1998 and 1997 and common equity ratio at December 31, 1999, 1998 and 1997 were:

                                                              1999       1998       1997
                                                            --------   --------   --------
Earnings to fixed charges (SEC basis).....................    4.04       4.29       4.09
Common equity.............................................    53.1       58.4       56.8

    The changes in interest coverage in these years reflect changes in pre-tax income and changes in interest charges due to debt issuances and refundings. The decrease in the equity ratio for 1999 reflects the $1 billion common stock repurchase program and debt issuances. Con Edison expects that these ratios will decrease in 2000 when it expects to complete the acquisition of Northeast and continue to repurchase its common stock. Con Edison's interest coverage and equity ratio are currently among the highest in the industry.

    Con Edison of New York issued $275 million aggregate principal amount of 40-year 7.35% debentures in June 1999 and $200 million aggregate principal amount of 10-year 7.15% debentures in December 1999. In addition, it repaid at maturity $150 million of floating rate taxable debentures in July 1999 and $75 million of 7-year 6.5 percent debentures in September 1999.

    Con Edison of New York issued $292.7 million of 35-year adjustable rate tax-exempt debt in July 1999, the proceeds of which, along with other funds, were used in August 1999 to redeem $150 million of 7 1/4 percent Series 1989 C tax-exempt debt and $150 million of 7 1/2 percent Series 1990 A tax-exempt debt. In 1998, it issued $385 million of debentures with interest rates ranging from
6.15 to 7.10 percent to refund debentures and tax-exempt debt with interest rates ranging from 7 1/8 to 8.05 percent and $75 million of 30-year 6.90 percent debentures to redeem three series of preferred stock.

    The commercial paper of Con Edison and its utility subsidiaries is rated P-1 and A-1, respectively, by Moody's Investor Service (Moody's) and Standard and Poor's Rating Group (S&P). S&P has assigned an issuer rating of A to Con Edison, which has not yet issued any long-term debt. The debentures of Con Edison's utility subsidiaries are rated A1 and A+, respectively, by Moody's and S&P. The rating agencies are reviewing these ratings in light of Con Edison's pending acquisition of Northeast.

CAPITAL REQUIREMENTS

    The following table compares Con Edison's capital requirements, other than requirements relating to its stock repurchases and pending Northeast acquisition, for the years 1997 through 1999 and estimated amounts for 2000 and 2001:

                                                           2001       2000       1999       1998       1997
                                                         --------   --------   --------   --------   --------
                                                                        (MILLIONS OF DOLLARS)
Utility construction expenditures......................   $  908     $  829     $  678      $619       $654
Investment in unregulated subsidiaries.................      293        221        165        56         86
Nuclear decommissioning trust..........................       21         21         21        21         21
Nuclear fuel...........................................       47         28         17         7         15
Retirement of long-term debt at maturity...............      300        395        525       200        106
                                                          ------     ------     ------      ----       ----
    Total..............................................   $1,569     $1,494     $1,406      $903       $882

     The increased utility construction expenditures in 2000 and 2001 reflect expenditures to repower Con Edison of New York's East River steam-electric generating plant, expenditures related to meeting load growth on the distribution system and the construction programs of O&R. The repowering will provide additional, more efficient and lower-cost steam capacity, and will allow for the retirement and sale of the Waterside generating station. See "Regulatory Matters--Steam," below.

     The increased investment in unregulated subsidiaries in 2000 and 2001 reflects plans to invest in electric generation and telecommunications. See "Unregulated Subsidiaries," below.

STOCK REPURCHASES

    During 1999 18.7 million shares of Con Edison common stock were repurchased at an average price of $43.82 per share, and a total cost of $819.7 million under the previously announced $1 billion repurchase program. Through December 31, 1999, a total of 21.4 million shares were purchased under the program at an average price of $44.03 per share, and a total cost of $940.5 million.

    In January 2000 Con Edison announced the expansion of its stock repurchase program by an additional $300 million. Con Edison expects that purchases will be made from time to time on the open market, as determined by market conditions and Con Edison's other financial needs.

    Con Edison purchased 432,400 shares of its common stock (at an aggregate cost of approximately $19.8 million) in April and May 1999 to be used for exercises of options under its 1996 Stock Option Plan. At December 31, 1999, approximately 318,960 of these shares remained available for future option exercises. Shares of Con Edison common stock to be issued upon the exercise of options may be either purchased on the market or newly issued shares. See Note M to the financial statements.

NORTHEAST UTILITIES MERGER

    In October 1999 Con Edison agreed to acquire Northeast Utilities for an estimated aggregate purchase price of not more than $3.8 billion, payable 50 percent in cash and 50 percent in common stock (subject to election and proration procedures). Con Edison expects that, following receipt of all required shareholder and regulatory approvals, it will complete the merger in 2000.

    In January 2000 Con Edison and Northeast submitted filings relating to the merger with the relevant federal and state agencies, including the Federal Energy Regulatory Commission (FERC), Securities and Exchange Commission (SEC), Department of Justice and Nuclear Regulatory Commission (NRC).

    Con Edison has not yet entered into any agreements or made any arrangements with respect to financing the cash portion of the merger consideration. Con Edison expects to meet this need with a combination of cash on hand and issuance of long-term or short-term debt, and does not expect to experience any difficulty in obtaining the requisite financing. See "Financial Market Risks," below.

    For additional information about the merger, see "Northeast Utilities Merger" which precedes Note A in the footnotes to the financial statements.

UNREGULATED SUBSIDIARIES

    Con Edison's unregulated subsidiaries provide competitive gas and electric supply and energy-related products and services (Con Edison Solutions); invest in and manage energy infrastructure projects (Con Edison Development); market specialized energy supply services to wholesale customers (Con Edison Energy); and invest in telecommunications infrastructure (Con Edison Communications). These subsidiaries operate primarily in the New England and Mid-Atlantic states.

    Con Edison's investment in these subsidiaries was $284.4 million at December 31, 1999. See "Capital Requirements," above.

    Northeast also has unregulated subsidiaries that provide telecommunications, energy management and marketing and other energy related services.

    The unregulated subsidiaries participate in new unregulated energy supply and services businesses that are subject to competition and different investment risks than those involved in the businesses of the regulated utility subsidiaries.

REGULATORY MATTERS

    Federal and state initiatives have resulted in a fundamental restructuring of Con Edison and the rest of the utility industry by promoting the development of competition in the sale of electricity and gas. These initiatives "unbundle," or separate, the integrated supply and delivery services that utilities have traditionally provided, and enable customers to purchase electric and gas supply from others for delivery by the utilities over their electric and gas systems.

ELECTRIC

    In 1996 the FERC issued its Order 888 requiring electric utilities to make their transmission facilities available to wholesale sellers and buyers of electric energy and allow utilities to recover related legitimate and verifiable stranded costs subject to FERC's jurisdiction. In November 1999 following FERC approval, the New York State Independent System Operator (ISO) commenced operations and began controlling and operating most electric transmission facilities in New York as an integrated system. Con Edison's utility subsidiaries continue to own and maintain, but not operate, their transmission facilities and receive fees for use of the facilities.

    In 1996 the PSC, in its Competitive Opportunities proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry.

    In September 1997 the PSC approved a restructuring agreement between Con Edison of New York, the PSC staff and certain other parties. The restructuring agreement provides for:

    - cumulative rate reductions of approximately $1 billion;

    - "retail choice" for all electric customers;

    - the divestiture of electric generation capacity; and

    - a reasonable opportunity for recovery of "strandable costs."

    Con Edison of New York reduced electric rates by $129 million in 1998 and $80 million in April 1999 as part of the restructuring agreement's rate plan.

    Under this plan, the revenues that the company receives over the five-year transition period ending in March 2002 are reduced by $1 billion from the amount that would have been received had the March 1997 rate levels remained in effect. Additional rate reductions of approximately $103 million and $209 million are scheduled to take effect in April 2000 and 2001, respectively.

    At December 31, 1999, approximately 70,000 Con Edison of New York customers representing approximately 20 percent of the aggregate customer load were purchasing electricity from other suppliers under the electric Retail Choice program. In February 2000 the PSC issued an order requiring Con Edison of New York to make available the program to all of its electric customers by November 2000. Con Edison of New York delivers electricity to customers in this program through its regulated transmission and distribution system. In general, Con Edison of New York's delivery rates for Retail Choice customers are equal to the rates applicable to other comparable Con Edison of New York customers, less an amount representing the cost of the energy and capacity it avoids by not supplying these customers. In its February 2000 order, the PSC reduced the delivery rate for large electric Retail Choice customers and authorized Con Edison of New York to recover the resulting lost revenues by recognizing a portion of the deferred generation divestiture gain (see Note I to the financial statements).

    Con Edison's utility subsidiaries have sold most of their electric generating assets (see Note I to the financial statements). Con Edison of New York still owns about 2,000 MW of generating assets and has contracts with non-utility generators (NUGs) for approximately 2,100 MW of electric generating capacity (see Note H to the financial statements). Con Edison's utility subsidiaries use these remaining generating resources, and energy and capacity purchased from the buyers of the generating assets sold and others, to supply electricity to their full-service customers (i.e., those customers who are not participants in the electric retail access program) and to other suppliers who supply electricity under the retail access programs.

    Con Edison's utility subsidiaries no longer earn an equity return on the generating assets that were sold. Instead, the utility subsidiaries purchase electricity from the buyers of the generating assets sold and recover the cost of the electricity either in base rates or pursuant to applicable fuel adjustment clauses. (See Note A--Recoverable Fuel Costs and Note I to the financial statements).

    Con Edison does not expect its utility subsidiaries to add long-term electric generation resources other than in connection with the repowering of the East River generating plant, which will add incremental electric capacity of 250 MW. In a July 1998 order, the PSC indicated that it "agree(s) generally that Con Edison of New York need not plan on constructing new generation as the competitive market develops," but considers "overly broad" and did not adopt its request for a declaration that, solely with respect to providing generating capacity, it will no longer be required to engage in long-range planning to meet potential demand and, in particular, that it will no longer have the obligation to construct new generating facilities, regardless of the market price of capacity. Con Edison's unregulated subsidiaries, which at December 31, 1999 have invested in 450 MW of electric generating assets, may invest in additional generating assets.

    Con Edison of New York's potential electric strandable costs are those prior utility investments and commitments that may not be recoverable in a competitive electric supply market, including the unrecovered book cost of its remaining electric generating plants, including its Indian Point 2 nuclear generating unit, the future cost of decommissioning Indian Point 2 and its retired Indian Point 1 nuclear generating unit and charges under contracts with NUGs. Con Edison of New York is recovering potential electric strandable costs in the rates it charges all customers, including those customers purchasing electricity from others. Pursuant to the restructuring agreement, following March 31, 2002, Con Edison of New York will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, any remaining strandable costs, including a reasonable return on investments. For any remaining strandable costs relating to fossil-fueled generating assets, the recovery period will be

10 years. For additional information about nuclear generation and NUG-related strandable costs, see Notes G and H to the financial statements.

    O&R has entered into settlement agreements or similar arrangements with the PSC and the New Jersey and Pennsylvania public utility commissions which also provide for a transition to a competitive electric market, including the divestiture of its generating assets. See "Restructuring Agreements" in Note A to the financial statements.

GAS

    Under Con Edison of New York's gas Retail Choice program, which began in 1996, all of its gas customers may purchase gas from other suppliers. At December 31, 1999, approximately 22,000 Con Edison of New York customers representing approximately 25 percent of aggregate firm customer load were participating in the program. The delivery of gas continues to be through Con Edison of New York's distribution system.

    In January 1997 the PSC approved a four-year gas rate settlement agreement with the following major provisions: base rates will, with limited exceptions, remain at September 1996 levels through September 2000; Con Edison of New York will share in net revenue from interruptible gas sales (previously used only to reduce firm customer gas costs) by retaining in each rate year the first $7.0 million of net revenue from such sales above 8.5 million dekatherms and 50 percent of additional net revenues; and 86 percent of any increase in property taxes above levels implicit in rates will be recovered by offsetting amounts, if any, that would otherwise be returned to customers. Con Edison of New York will share with customers 50 percent of earnings above a 13 percent rate of return on gas common equity. No amounts were deferred for earnings sharing in 1999, 1998 or 1997.

    In December 1999, O&R filed with the PSC a request to increase gas rates by $12 million over a four year period.

STEAM

    In a December 1999 order, the PSC concurred with Con Edison of New York that a competitive steam market is not currently feasible.

    In 1999, Con Edison of New York began a project to repower its East River steam-electric generating plant (see "Capital Requirements," above). The repowering of the East River plant will provide enhanced reliability and lower costs to steam customers and permit the company to sell its Waterside generating station as part of a nine-acre development site in midtown Manhattan along the East River. The sale of the nine acre site and the disposition of the expected net after-tax gain from the sale will be subject to PSC approval.

    In November 1999 Con Edison of New York filed a steam rate plan with the PSC requesting a cumulative rate increase of $33.1 million over a four-year period ending September 2004. The current three-year steam rate agreement between Con Edison of New York and the PSC staff, which expires in October 2000, provided for a $16 million rate increase.

FINANCIAL MARKET RISKS

    Con Edison's primary market risks associated with activities in derivative financial instruments, other financial instruments and derivative commodity instruments, are interest rate risk and commodity price risk.

    The interest rate risk relates primarily to new debt financing needed to fund capital requirements, including utility construction expenditures, maturing debt securities and the pending Northeast acquisition, and to variable rate debt. See "Capital Requirements" and "Northeast Utilities Merger," above.

    In general, the rates Con Edison's utility subsidiaries charge customers for electric, gas and steam service are not subject to change for fluctuations in the cost of capital during the respective terms of the current rate agreements. The utility subsidiaries manage interest rate risk through the issuance of mostly fixed-rate debt with varying maturities and through opportunistic refundings of debt through optional redemptions and tender offers. In addition, Con Edison of New York, has from time to time, entered into derivative financial instruments to hedge interest rate risk.

    At December 31, 1999, neither Con Edison nor any of its subsidiaries had derivative or other financial instruments outstanding for purposes of hedging its interest rate risk.

    Derivative instruments are used by the company to hedge flowing gas and gas in storage. In addition, Con Edison Solutions and Con Edison Energy use derivatives to hedge its gas purchases to meet future load requirements. The utility subsidiaries do not generally use derivatives to hedge purchases of electricity and fuel because the related commodity price risks are mitigated by the fuel adjustment provisions of their current rate agreements (see Note A to the financial statements). At December 31, 1999 neither the fair value of the hedged positions outstanding nor potential, near-term derivative losses from reasonably possible near-term changes in market prices were material to the financial position, results of operations or liquidity of Con Edison.

NUCLEAR GENERATION

    Con Edison of New York, which has operated its approximately 1,000 MW Indian Point 2 nuclear generating unit since 1973, is exploring alternatives to its continued ownership and operation of Indian Point 2. In February 2000, the company announced an auction process for the Indian Point 2 unit, the retired Indian Point 1 unit and related gas turbines. The company has reserved the right to reject any and all proposals, to terminate the auction process, and/or to decline to sell all or any part of the assets being auctioned. Any sale would be subject to the approval of the PSC and the NRC.

    For information about the recovery of Con Edison of New York's investment in Indian Point 2, decommissioning Indian Point 2 and additional information about nuclear generation, see Note G to the financial statements.

ENVIRONMENTAL MATTERS

    For information concerning potential liabilities arising from laws and regulations protecting the environment, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund), and from claims relating to alleged exposure to asbestos, see Note F to the financial statements.

IMPACT OF INFLATION

    Con Edison is affected by the decline in the purchasing power of the dollar caused by inflation. Regulation permits Con Edison's utility subsidiaries to recover through depreciation only the historical cost of their plant assets even though in an inflationary economy the cost to replace the assets upon their retirement will substantially exceed historical costs. The impact is, however, partially offset by the repayment of the utility subsidiaries' long-term debt in dollars of lesser value than the dollars originally borrowed.

FORWARD-LOOKING STATEMENTS

    This discussion and analysis includes forward-looking statements, which are statements of future expectation and not facts. Words such as "estimates," "expects," "anticipates," "intends," "plans" and similar expressions identify forward-looking statements. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, the Northeast merger, technological developments, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, and other presently unknown or unforeseen factors.

RESULTS OF OPERATIONS

Con Edison's earnings per share in 1999 were $3.14 ($3.13 on a diluted basis). Earnings per share in 1998 and 1997 were $3.04 and $2.95, respectively, on both basic and diluted bases. See "Liquidity and Capital Resources - Stock Repurchases."

Earnings for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                  (MILLIONS OF DOLLARS)
Con Edison of New York......................................  $ 698.3     $728.1     $704.0
O&R*........................................................     22.2         --         --
Unregulated subsidiaries....................................    (10.9)     (18.4)      (9.5)
Other**.....................................................     (9.0)       3.0         --
                                                              -------     ------     ------
  Con Edison................................................  $ 700.6     $712.7     $694.5
                                                              -------     ------     ------

------------------------


* O&R earnings are for the period subsequent to its acquisition in July 1999. **Includes parent company expenses and inter-company eliminations.

Con Edison's earnings for 1999, compared to 1998, decreased $12.1 million. The principal components of the decrease were: $42.3 million of electric rate reductions; $41.9 million of lost equity return on generating assets that were divested; and $8.5 million of higher distribution expenses relating to Hurricane Floyd and a July 1999 heat wave, offset by $22.2 million of O&R earnings reflecting the acquisition of O&R in July 1999 and approximately $65.7 million of lower nuclear and pension expenses. Earnings also reflect the levels of electric, gas and steam sales discussed below.

Con Edison's earnings for 1998, compared to 1997, increased $18.2 million as the result of higher electric revenues of $36.5 million from warmer than normal summer weather and an improving New York City economy, net of rate reductions, offset, in part, by expenses of $19.3 million from an extended Indian Point 2 maintenance outage.

Con Edison's operating revenues in 1999, compared to 1998, increased by $398.3 million, and its operating income decreased by $33.5 million. Operating revenues in 1998, compared to 1997, decreased from the prior year by $103.1 million, and operating income increased by $18.0 million.

A discussion of Con Edison's operating revenues and operating income by business segment follows. Con Edison's principal business segments are its electric, gas and steam utility businesses. For additional information about Con Edison's business segments, see Note N to the financial statements.


Electric

Con Edison's electric operating revenues in 1999 increased $118.2 million, from 1998 and in 1998 increased $38.9 million from 1997. The increases reflect increased sales volumes, offset by electric rate reductions of approximately $65 million in 1999 and $102 million in 1998. The 1999 increase also reflects $258.1 million of O&R electric operating revenues.

Electricity sales volume in Con Edison of New York's service territory increased
3.9 percent in 1999 and 3.1 percent in 1998.

The increases in sales volume reflect both the continued strength of the New York City economy and warmer than normal summer weather. Con Edison's electric sales vary seasonally in response to weather, and peak in the summer.

After adjusting for variations, principally weather and billing days, in each period, electricity sales volume in Con Edison of New York's service territory increased 2.7 percent in 1999 and 2.5 percent in 1998. Weather-adjusted sales represent an estimate of the sales that would have been made if historical average weather conditions had prevailed.

Con Edison's electric operating income decreased $47.3 million in 1999 compared to 1998. The principal components of the decrease were: $41.9 million of lost equity return on generating assets that were divested; approximately $8.5 million of increased distribution expenses relating to Hurricane Floyd and a July 1999 heat wave; and $42.3 million of electric rate reductions, offset, in part, by approximately $65 million of reduced expenses at Indian Point 2 (which had an extended maintenance outage in 1998) and decreased pension costs; and $28.4 million of electric operating income attributable to O&R.

Con Edison's 1998 electric operating income increased $50.9 million compared to 1997 primarily as a result of increased electric revenues of $36.5 million and decreased pension expenses of $28.6 million, partly offset by increased expenses of $19.3 million at Indian Point 2.


Gas

Con Edison's gas operating revenues and gas operating income increased $40.5 million and $10.5 million, respectively, in 1999 and decreased $134.3 million and $12.6 million, respectively, in 1998. These changes reflect gas sales and transportation volumes. The 1999 increases also reflect O&R gas operating revenues of approximately $56.4 million and O&R gas operating income of approximately $0.3 million.

Gas sales and transportation volume to firm customers of Con Edison of New York increased 5.8 percent in 1999 compared to 1998 and decreased 9.7 percent in 1998 compared to 1997.

Con Edison's gas sales and transportation vary seasonally in response to weather, and peak in the winter. The increase in volumes from 1998 reflects the colder 1999 winter compared to 1998. The decrease in 1998 compared to 1997 reflects the relatively warm 1998 winter.

After adjusting for variations, principally weather and billing days, in each period, gas sales and transportation volume to firm customers increased 1.3 percent in 1999 and decreased 0.1 percent in 1998.

A   weather-normalization   provision  that  applies  to  Con  Edison's  utility
subsidiaries of New York's gas business moderates, but does not eliminate, the effect of weather-related changes on gas operating income.


Steam

Con Edison's steam operating revenues and steam operating income increased $18.1 million and $0.1 million, respectively, in 1999, but decreased $69.9 million and $16.7 million, respectively in 1998, primarily because of changes in steam sales volume.

Steam sales volume increased 6.1 percent in 1999 and decreased 8.8 percent in 1998.

Con Edison's steam sales vary seasonally in response to weather, and peak in the winter. The increase in volume for steam sales from 1998 reflects the colder 1999 winter compared to 1998. The decrease in 1998 compared to 1997 reflects the relatively warm 1998 winter.

After adjusting for variations, principally weather and billing days, in each period, steam sales volume decreased 1.4 percent in 1999 and decreased 1.7 percent in 1998.

Taxes, Other Than Federal Income Tax

At $1.2 billion, taxes other than federal income tax remain one of Con Edison's utility subsidiaries' largest operating expenses.

The principal components of and variations in operating taxes were:

                                                                    INCREASE (DECREASE)
                                                              --------------------------------
                                                                1999       1999        1998
                                                               AMOUNT    OVER 1998   OVER 1997
                                                              --------   ---------   ---------
                                                                   (MILLIONS OF DOLLARS)
Property taxes..............................................  $  606.2    $(12.2)      $27.7
State and local taxes on revenues...........................     470.7       4.9        (9.0)
Payroll taxes...............................................      59.6       2.9        (2.6)
Other taxes.................................................      43.3     (23.9)       10.9
                                                              --------    ------       -----
Total.......................................................  $1,179.8*   $(28.3)      $27.0
                                                              --------    ------       -----


*Including sales taxes on customers' bills, total taxes, other than federal income taxes, billed to customers in 1999 were $1,458.2 million.


Other Income

Other income increased $29.7 million in 1999 due principally to deferred federal income tax credits realized as a result of the generation divestiture. See Notes I and L to the financial statements. Other income decreased $8.3 million in 1998 due principally to the write-off of a $10 million investment made by an unregulated subsidiary.

Net Interest Charges

Net interest charges increased $11.7 million in 1999, compared to 1998, reflecting the addition of $15.4 million of O&R debt expense and $3.4 million of increased interest on short-term borrowing, partially offset by refunding of long-term debt and favorable tax audit adjustments. Net interest charges decreased $7.2 million in 1998, reflecting the interest savings from the refunding of long-term debt in 1998.

Federal Income Tax

Federal income tax decreased $32.6 million in 1999 and increased $25.7 million in 1998, reflecting the changes each year in income before tax and in tax credits. See Note L to the financial statements.


February 17, 2000